UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Criteo S.A.
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Explanatory Note
Set forth below are certain updates to the section titled “Resolutions 16 to 19: Equity Resolutions—Introduction” on pages 83 to 84 of our Proxy Statement filed on May 8, 2020 (the “Proxy Statement”). The updates are as follows:

•
We have revised certain language in the fifth paragraph of the Introduction section, to clarify the information relating to our request regarding the New Equity Pool. The language has been clarified to show that the shares for the New Equity Pool will cover all grants under all of our equity compensation plans from the date of the 2020 Annual General Meeting, consistent with the existing language used in the section titled “Resolution 19: Approval Of The Overall Limits On The Number Of Shares To Be Issued Or Acquired Pursuant To Resolution 16 (Vote On The Delegation Of Authority To The Board Of Directors To Issue And Grant Stock Options To Executives And Employees), Resolution 17 (Vote On The Delegation Of Authority To The Board Of Directors To Issue And Grant Time-Based Restricted Stock Units To Executives And Employees) And Resolution 18 (Vote On The Delegation Of Authority To The Board Of Directors To Issue And Grant Performance-Based Restricted Stock Units To Executives Officers And Certain Employees)”. We expect that we will again seek shareholder approval at the 2021 Annual General Meeting for a new equity pool at that time, consistent with past practice.

•	We have added bold font to certain text, to place added emphasis on existing language that we feel is particularly important for our shareholders. The actual language has not been revised.
The Proxy Statement is hereby amended to reflect the information as stated above. Other than these changes, there are no other revisions to the information contained in the Proxy Statement and other proxy materials.

Introduction
The following is an overview of the equity plan-related proposals being submitted for the approval of our shareholders, which are described in more detail below.
Our shareholders previously authorized us, pursuant to Resolution 22 at the 2019 Annual General Meeting of May 16, 2019, to deliver up to 6.2 million Ordinary Shares under our equity compensation plans (the “Existing Equity Pool”). As of December 31, 2019, approximately 2.8 million Ordinary Shares (or 1.8 million full-value awards under our Fungible Share Ratio of 1.57, as discussed further below) remained available for future delivery under the Existing Equity Pool. The board of directors believes that, given our organic and external growth strategy for 2020 and 2021, the Existing Equity Pool may be insufficient to meet our anticipated needs prior to the 2021 Annual General Meeting.
Additionally, pursuant to Resolutions 15, 16 and 17 at the 2017 Annual General Meeting of June 28, 2017, our shareholders authorized the board of directors to grant, respectively, (i) stock options to subscribe for or purchase Ordinary Shares under the 2016 Criteo Stock Option Plan (the “2016 Stock Option Plan”), (ii) time-based restricted stock units (“Time-Based RSUs”) under the Amended and Restated 2015 Time-Based RSU Plan (the “2015 Time-Based RSU Plan”) and (iii) performance-based RSUs (“PSUs”) under the Amended and Restated 2015 Performance-Based RSU Plan (the “2015 Performance-Based RSU Plan”). As such authorizations expire on August 28, 2020, in order to continue our equity compensation program beyond such date, pursuant to Resolution 16, 17 and 18 below, we are requesting that our shareholders renew their prior authorization to the board of directors to grant, respectively, stock options, RSUs and PSUs for the 38-month period following the date of the 2020 Annual General Meeting (until August 24, 2023).
Pursuant to Resolution 21 at the 2019 Annual General Meeting of May 16, 2019, our shareholders authorized the board of directors to issue warrants. Because the issuance of warrants could have a potentially dilutive effect and we are committed to avoiding shareholder dilution in connection with the New Equity Pool (as defined below), we are not asking our shareholders to renew the board’s authority to issue authorized shares in respect of warrants, and therefore this authorization will expire on November 15, 2020. However, to further emphasize our commitment against dilution, we do not intend to issue any additional warrants during the time between the Annual General Meeting and the November 15, 2020 expiration of our current authorization.
Based on the foregoing, pursuant to Resolution 19 below, we are requesting that shareholders authorize a share reserve of 6,463,000 new Ordinary Shares, which will cover all grants under all of our equity compensation plans from the date of the 2020 Annual General Meeting (the “New Equity Pool”), including: (i) stock options to be granted under the 2016 Stock Option Plan pursuant to the authorization requested in Resolution 16 below; (ii) Time-Based RSUs to be granted under the 2015 Time-Based RSU Plan pursuant to the authorization requested in Resolution 17 below; and (iii) performance-based RSUs to be granted under the 2015 Performance-Based RSU Plan pursuant to the authorization requested in Resolution 18 below. As a French company, we are required to submit individual authorizations for the grant of each of these award types to our shareholders for approval. Once the authorization for the New Equity Pool is approved by shareholders, we will no longer be able to grant any equity awards from the Existing Equity Pool. As in the past, any awards we grant will be deducted from the pool, regardless of whether the underlying shares are newly issued or have been repurchased pursuant to Resolution 12. We are committed to only using treasury shares to supply the New Equity Pool share reserve, which would result in no dilution to our existing shareholders upon the issuance of any shares underlying equity grants from the New Equity Pool.
As of March 31, 2020, we had 61,669,231 Ordinary Shares outstanding, and we had 68,608,769 fully diluted shares outstanding. Additionally, as of March 31, 2020, we held 2,878,082 treasury shares reserved for equity incentive instruments for our employees. These treasury shares were repurchased as part of our past share repurchase programs and therefore can be used, within the appropriate time limits, for future RSU or PSU grants, or delivered upon vesting of outstanding RSUs and PSUs without any shareholder dilution. Further, as previously disclosed, our Chief Financial Officer, Mr. Fouilland, will leave Criteo effective June 30, 2020. In connection with his departure, we expect that Mr. Fouilland will forfeit 163,104 potentially dilutive equity grants which will not be recycled in the New Equity Pool. Additionally, as of April 15, 2020 we had granted an aggregate of 1,624,138 RSUs and PSUs that we expect will vest between the first quarter of 2020 and the end of the second quarter of 2021. We intend to deliver the full 1,624,138 underlying Ordinary Shares upon vesting through the use of treasury shares and not newly issued Ordinary Shares, and therefore will not create any further dilution with respect to these equity grants.
Additionally, pursuant to the 2015 Time-Based RSU Plan and the 2015 Performance-Based RSU Plan, any RSU or PSU granted would be counted against the New Equity Pool limit as 1.57 shares for every one RSU or PSU granted (the “Fungible Share Ratio”). The board of directors considered this Fungible Share Ratio in connection with its determination of the size of the New Equity Pool for submission to our shareholders. With the Fungible Share Ratio, if we were to grant only RSUs and PSUs, the New Equity Pool would permit the delivery of a maximum of approximately 4,116,560 new Ordinary Shares under our equity compensation plans.
Historical Overhang and Annual Share Usage
While the use of equity is an important part of our compensation program, we are mindful of our responsibility to our shareholders to exercise judgment in the granting of equity awards. As a result, we evaluated both our “overhang percentage” and annual share usage, or “burn rate,” in considering the advisability of the New Equity Pool and its potential impact on our shareholders.

•	Overhang. As of March 31, 2020, we had 7,096,215 Ordinary Shares subject to outstanding equity awards, as follows:

◦	2,819,003 stock options and warrants (with a weighted average exercise price of $21.41 and a weighted average remaining contractual term of 7.34 years), and

◦	4,277,212 RSUs and PSUs.
Our named executive officers, senior management (other than our named executive officers) and independent directors held approximately 33.25%, 2.31% and 4.95%, respectively, of such outstanding equity awards as of March 31, 2020. Additionally, approximately 2,679,186 Ordinary Shares (or, under the Fungible Share Ratio, approximately 1.7 million RSUs and PSUs) were available for future awards under the Existing Equity Pool as of March 31, 2020. The 16% overhang represents the sum of the outstanding equity awards and the Ordinary Shares that remain available for delivery under the Existing Equity Pool, divided by 61,669,231 Ordinary Shares outstanding as of March 31, 2020 (the “overhang percentage”).
Once the authorization for the New Equity Pool is approved by shareholders, we will no longer be able to grant any equity awards from the Existing Equity Pool. Taking into account the 2,679,186 shares we had available for future awards under the Existing Equity Pool as of March 31, 2020, as well as our commitment against shareholder dilution for Ordinary Shares under the New Equity Pool, our effective overhang percentage would be approximately 16%. As mentioned above, we are committed to avoiding any dilution in connection with the delivery of Ordinary Shares under the New Equity Pool, and will only utilize treasury shares to supply shares for the New Equity Pool. Because warrants cannot be issued utilizing treasury shares under French law, we have elected not to ask our shareholders to renew our authorization to issue warrants this year. We are also committed to no longer issuing warrants after the Annual General Meeting, even though our current authorization expires in November 2020.